MetLife Investment Funds, Inc.

Secretary’s Certificate

The undersigned, Assistant Secretary of the MetLife Investment Funds, Inc. (the “Corporation”), hereby certifies that the following is a true copy of resolutions adopted by the Directors of the Corporation at a meeting held on August 16, 2007:

RESOLVED, that the Board of Directors of the Corporation, including a majority of the Directors who are not “interested persons” of the Corporation (as defined in the Investment Company Act of 1940, as amended), hereby approves the Corporation’s fidelity bond, effective September 1, 2007 through September 1, 2008, in the amount of $2,100,000, and, consistent with Rule 17g-1 under the Investment Company Act, determines that the coverage in such amount is adequate for the Corporation given the anticipated aggregate assets of each of the Corporation’s Funds, the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the various Funds; and it is further

RESOLVED, that the Secretary or his designee shall make the required filings with the Securities and Exchange Commission pursuant to Rule 17g-1; and it is further

RESOLVED, that the officers of the Corporation are authorized and directed to take such other action as they deem to be necessary or desirable in connection with the foregoing resolutions.

IN WITNESS WHEREOF, I have hereunto set my hand as of this 30th day of October, 2007.

/s/ Sandra Madden
Sandra I. Madden
Assistant Secretary